Exhibit 6.11

CONSULTING AGREEMENT

Duke Robotics, Inc. (“Company”) hereby agrees to employ the consultant named below (the “Consultant”) to perform the consulting or advisory services described herein and on the terms and conditions set forth herein. The terms and conditions attached hereto are a part of this agreement.

Name:	Raanan (Ron) Bregman, with address at 17 Crest Hollow Lane Albertson, NY 11507
Date of this agreement:	February 21, 2017
Description of position:	Chief Customer Officer (CCO) - reporting to the Company's CEO and responsible for customer strategy, customer acquisition, retention, and profitability.
Compensation:

Option Grant: The Company shall grant to Consultant the option to purchase shares of Common Stock of the Company ("Options"), subject to the following terms and conditions:

1.    The Consultant will be entitled to a grant of Five Thousand (5,000) Options per each month during the term of the Agreement.

2.    The Options will be for a period of 5 years, and may be exercised at an exercise price of $3 (three dollars) per share. The Options shall vest for a 12 month period.

3.    The grant will be in accordance to the terms and conditions of the Option Plan to be set up and approved by the Company at the discretion of the board of Directors.

Cash payment: US$ Six Thousands (6,000) per month for each of the months covered by this consulting agreement (subject to the provision of section 3.1 hereinafter), starting on the first month following a successful closing of the Company's RegA offering. Payable monthly upon receipt of an invoice for the month.
Duration of the Consulting Agreement	Effective as of the date above and subject to termination by the Company or the Consultant with at a 30 days' notice.

CONSULTANT:	Duke Robotic, Inc.

/s/ Raanan Bregman	By:	/s/ Razi Atuar
Raanan (Ron) Bregman		Razi Atuar, CEO

Address:
17 Crest Hollow Lane
Albertson, NY 11507
Personal email address:
Ron.bregman@gmail.com

1

Terms and Conditions to Consulting Agreement

1     SERVICES.

1.1      Method of Performing Services. In accordance with COMPANY’s objectives. Consultant shall use his commercially reasonable efforts to provide the Services for which Consultant is engaged to the reasonable satisfaction of COMPANY.

1.2      Consultant Warranty. Consultant represents and warrants that: (i) the Services will be conducted, to the best of his ability, with due diligence in a timely manner; (ii) he has the necessary rights and authority to execute and deliver this agreement and perform its obligations hereunder; (iii) he shall comply with all applicable laws in the course of performing the Services; (iv) neither this agreement nor Consultant’s performance under this agreement will place Consultant in breach of any other contract or obligation and will not violate the rights of any third party.

2      WORKPLACE. Consultant may perform the Services required by this agreement at any place or location and at such times as will be coordinated between the Company and the Consultant.

3      COMPENSATION.

3.1       As full consideration for Services provided by Consultant under this agreement, COMPANY agrees to pay Consultant compensation as set forth on the cover page. The Company will be entitled, at its sole and exclusive discretion, to pay part or all of the cash payment of the compensation set forth on the cover page, by issuing the Consultant Common Stock of the Company at price of $3 (three dollars) per share (for example- issuing the Consultant 2,000 shares of the Company in lieu of the full monthly cash payment of $6,000).

3.2       COMPANY will also reimburse Consultant for reasonable out of pocket expenses Consultant incurs in providing the Services. Such travel expenses, as well as any other expenses must be authorized in writing by COMPANY in advance.

4       INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relationship with COMPANY with regard to the Services will be that of an independent contractor, and nothing in this agreement is intended to, or should be construed to, create employment relationship. Consultant will not be entitled under this agreement to any of the benefits that COMPANY may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave or workers’ compensation insurance.

5       CONFIDENTIALITY OBLIGATIONS. At all times, both during the term of this agreement and after its termination, Consultant will keep in confidence and trust and will not use or disclose any confidential information of the Company, without the prior written consent of an officer of COMPANY except where such use may be necessary and appropriate in the course of performing the Services under this agreement.

6       REPORTS. Consultant agrees to and will from time to time during the term of this agreement, keep COMPANY advised as to Consultant's progress in performing the Services hereunder, and that Consultant will, as requested by COMPANY, prepare written reports with respect thereto.

2

Terms and Conditions to Consulting Agreement

7       TERM AND TERMINATION.

7.1     Unrestricted Termination Rights. This Agreement will continue until terminated by COMPANY or Consultant as specified on the first page hereof, whichever is sooner.

7.2     Obligations Surviving Termination or Expiration. Upon such termination all rights and duties of the parties toward each other shall cease except: (i) COMPANY shall be obliged to pay, within forty-five (45) days of the effective date of termination, all amounts due and owing to Consultant for unpaid Services and related expenses, if any, in accordance with the provisions of Sections 3 (Compensation), 5 (Confidentiality Obligations), and 13 (Governing Law), as well as all other provisions of this agreement which by their terms or nature are intended to survive such termination.

8       NOTICES. All notices under this agreement shall be addressed to the other party at the address shown above or such other address as either party may notify the other and shall be deemed given as indicated: (i) by personal delivery, when delivered personally; (ii) by overnight courier, upon written verification of receipt; (iii) by fax, upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

9       ASSIGNMENT. This Agreement shall be binding upon Consultant, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns and personal representatives; provided, however, that it shall not be assignable by Consultant without COMPANY’s prior written consent, and any attempted assignment will be void. Notwithstanding the above, Consultant is entitled to assign this Agreement to an entity controlled by the Consultant.

10      SEVERABILITY. If any provision of this agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this agreement shall not be affected or impaired thereby.

11      WAIVER; MODIFICATION. No term or provision hereof will be considered waived by either party, and no breach excused, unless such waiver or consent is in writing and signed by a member of COMPANY’s executive management and Consultant. The waiver of, or consent to, a breach of any provision of this agreement shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by either party. This Agreement may be amended or modified only in writing by mutual agreement of an authorized representative of the parties.

12      ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties relating to the provision of Services by Consultant to COMPANY. Other agreements which the Company and Consultants are party to shall not be effected or deemed to be changes by the provisions of this Consulting Agreement.

13     GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Agreement shall be commenced in the state and federal courts sitting in the City of New York, of Manhattan.

14      COUNTERPARTS. This Agreement may be executed in counterparts. The execution of a signature page of this agreement shall constitute the execution of the Agreement, and the Agreement shall be binding on each party upon the date of signature, if each party executes such counterpart. Delivery of an executed counterparty signature page by fax is as effective as executing and delivering the Agreement in the presence of the other party. In proving this agreement, a party must produce or account only for the executed counterpart of the party to be charged.

[END OF DOCUMENT]

3